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                                 PRESS RELEASE

Date:     July 1, 1999
Contact:  Robert Schaal, Gulf States Steel, Inc. (256/543-6105)


               GULF STATES STEEL FILES FOR BANKRUPTCY PROTECTION
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Gulf States Steel, Inc. of Alabama, an integrated steel producer of plate, hot roll, cold roll and galvanize flat rolled products in Gadsden, Alabama, has filed a voluntary petition under Chapter 11 of the United States bankruptcy code. The Chapter 11 filing will enable the Company to conduct its activities as usual while completing its operational and financial restructuring. Robert Schaal, Chairman and CEO, stated that the Company would be able to continue to operate uninterrupted through the period of reorganization thanks to an aggregate post-petition credit availability of about $100 million for which the Company is seeking court approval. This credit is available due to the continued confidence of the pre-petition creditors, Fleet Capital Corporation and Congress Financial Corporation, as well as new facilities provided by a new term lender and trade vendors under a preferred supplier credit program. A committee representing note holders of the Company's 13 1/2% Series B First Mortgage Notes due 2003 has, subject to court approval, consented to the $32 million of new facilities being secured by liens which are senior to the existing liens on the First Mortgage Notes.

Mr. Schaal said "We regret having to file this petition just as we regret the illegal dumping of foreign steel that has forced us into this situation. However, the additional financing will allow us to implement a reorganization plan that has as its goals the restructuring of debt, installation of key capital improvements, and overall reorganization of cost structure and financial affairs. The successful implementation of this plan will make Gulf States Steel a strong participant in the flat rolled steel market in the Southeast. Current management will operate the Company with the goal of providing our customers with the best service in the industry. I am confident that Gulf States Steel will emerge as a better-capitalized, lower cost, profitable company that will provide real value to both our customers and our community."

This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the federal securities law. Investors are cautioned that such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, the overall demand for steel, the ability to maintain sales prices, productivity improvement programs, increases in the costs of ferrous scrap, increases in pension costs, increases in other materials and costs of production, increases in financing costs, labor relations, increased domestic or foreign steel competition, adverse developments arising from the Chapter 11 proceedings and adverse developments in the timing or results of the Company's current business plan. Additional factors that would cause actual results to differ materially from those contemplated in this press release can be found in the Company's Securities and Exchange Commission reports on Form 10-Q for the quarter ended April 30, 1999 and the related Form 10-Q/A for such period, and on Form 10-K for the fiscal year ended October 31, 1998. Detailed information on all the Company's periodic report filings may be found on the SEC EDGAR electronic filing database.